Exhibit 10.2.11.1

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

2005 EXECUTIVE INCENTIVE PLAN

Effective as of January 1, 2005

As amended effective as of January 1, 2007

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC. 2005 EXECUTIVE INCENTIVE PLAN

PURPOSE

The purpose of the Plan is to provide executives designated by the Company’s Board of Trustees as eligible to participate in the Plan with incentives to achieve goals which are important to shareholders and customers of the Company, to supplement the Company’s salary and benefit programs so as to provide overall compensation for such executives which is more competitive with corporations with which the Company must compete for the best executive talent, and to assist the Company in attracting and retaining executives who are important to the continued success of the Company.

Effective January 1, 2006 the Plan was amended to add specific performance measures for the determination of the Adjusted Target Incentive Fund and the determination of the amount of any Incentive Award.

Effective January 1, 2007 the Plan is amended by adding new performance measures for the determination of the amount of the Incentive Award to be awarded to certain executives and to include the President and Chief Executive Officer of Orange and Rockland Utilities, Inc. and the Group President of the Competitive Energy Businesses as Participants in the Plan. Additionally, the Plan is amended to add certain provisions in order to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.

Effective January 1, 2008, the Plan is amended to permit Participants to defer up to one hundred percent (100%) of his or her Incentive Award into the Deferred Income Plan (as defined herein), subject to the terms and conditions of the Deferred Income Plan.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

2005 EXECUTIVE INCENTIVE PLAN

ARTICLE I. DEFINITIONS

The following terms when capitalized herein shall have the meanings set forth below.

1.01 Adjusted Target Incentive Fund

shall have the meaning set forth in Section 4.03(c).

1.02 Annual Incentive Awards

shall mean annual awards made under the terms of this Plan, the AIP, the ATIP, the CEI Annual Incentive Plan, the Annual Executive Incentive Plan for Presidents of the Consolidated Edison, Inc. Competitive Energy Businesses, and the Management Variable Pay Plan for CECONY management employees.

1.03 AIP

shall mean the Con Edison Competitive Energy Businesses Annual Incentive Plan, as may be amended from time to time.

1.04 ATIP

shall mean the O&R Annual Team Incentive Plan, as may be amended from time to time.

1.05 Award Date

shall mean, with respect to any Incentive Award, January 1 of the year following the year to which such Incentive Award relates.

1.06 Board of Trustees

shall mean the Board of Trustees of the Company or the Management Development and Compensation Committee of the Board of Trustees, if the Board has given the Committee authority to act on its behalf.

1.07 Board of Directors

shall mean the Board of Directors of Consolidated Edison, Inc or the Management Development and Compensation Committee of the Board of Directors, if the Board of Directors has given the Committee authority to act on its behalf.

1.08 CEBs

shall mean the Competitive Energy Businesses.

1.09 CECONY Net Income

shall mean net income from ongoing operations for CECONY, which includes income from CECONY operations after subtracting all expenses incurred by CECONY, including federal and state income taxes. Net income shall not include extraordinary non-recurring items identified by the Company after the target is established. Net income shall be net of the reserve that is established for the Target Incentive Fund and awards made under the Management Variable pay plan during the year-end closing and shall not be weather normalized.

1.10 CEI

shall mean Consolidated Edison, Inc., or any successor by merger, purchase or otherwise.

1.11 CEI Net Income

shall mean net income from ongoing operations for CEI which includes income from CEI operations after subtracting all expenses incurred by CEI, including federal and state income taxes. CEI Net Income shall not include extraordinary non-recurring items identified by the Company after the target is established or the impacts of mark-to-market activity. CEI Net income shall be net of the reserve that is established for the Annual Incentive Awards during the year-end closing.

1.12 Committee

shall mean The Management Development and Compensation Committee of the Board of Directors or the Management Development and Compensation Committee of the Board of Trustees, as applicable.

1.13 Company or CECONY

shall mean Consolidated Edison Company of New York, Inc. or any successor by merger, purchase or otherwise.

1.14 Deferred Income Plan or DIP

shall mean the Consolidated Edison Company of New York, Inc. Deferred Income Plan, as amended from time to time.

1.15 Effective Date

shall mean January 1, 2007.

1.16 Executive Officer

shall mean an executive of the Company who holds the position of Chairman and Chief Executive Officer, Senior Vice President and Chief Financial Officer, General Counsel, President and Chief Operating Officer, Senior Vice President – Business Shared Services, Senior Vice President – Enterprise Shared Services, Senior Vice President – Public Affairs, or Vice President and General Auditor; an executive of Orange and Rockland Utilities Inc. who holds the title of President and Chief Executive Officer; or an executive of CEI who holds the title of The Group President, Competitive Energy Businesses.

1.17 Financial Performance

shall mean the financial performance component used to determine an Executive Officer’s Target Award and shall be either the same as the component used for determining awards under Section 4.04 of this Plan, the ATIP, the AIP, or a combination thereof as applicable to the Executive Officer and as set forth in Section 4.05.

1.18 Incentive Award

shall have the meaning set forth in Section 4.04 or Section 4.05, as applicable.

1.19 Incentive Percentage

shall have the meaning set forth in Section 4.01.

1.20 Officer

shall mean an executive of CECONY who is not a Senior Officer or an Executive Officer.

1.21 Operating Budget

shall mean the portion of the CECONY O & M Budget approved by the Board of Trustees which is comprised of departmental expenses, including Interference and Uncollectible expenses. Operating Budget shall not include corporate expenses such as employee benefits, damages and lawsuits, rental fees (transformer vault rental) and external audit fees.

1.22 Operating Performance

shall mean the operating performance component used to determine an Executive Officer’s Target Award and shall be either the same as the component used for determining awards under Section 4.04 of this Plan, the ATIP, the AIP, or a combination thereof as applicable to the Executive Officer and as set forth in Section 4.05.

1.23 O & R

shall mean Orange and Rockland Utilities, Inc.

1.24 O & R Net Income

shall mean net income from ongoing operations for O & R, which includes income from O & R operations after subtracting all expenses incurred by O & R, including federal and state income taxes. Net income shall not include extraordinary non-recurring items identified by O & R after the target is established. Net income shall be net of the reserve that is established for the Target Incentive Fund and the ATIP awards during the year-end closing and shall not be weather normalized.

1.25 Participant

shall mean any individual who is eligible to participate in the Plan in accordance with Article II.

1.26 Performance Indicators

shall mean health and safety, operational considerations, customer satisfaction, reliability, environmental considerations, employee development considerations or any other or additional performance indicators that the Board of Trustees may, from time to time, deem appropriate.

1.27 Plan

shall mean the Consolidated Edison Company of New York, Inc. 2005 Executive Incentive Plan, as amended.

1.28 Plan Administrator

shall mean the individual appointed by the Company’s Chief Executive Officer to administer the Plan as provided in Article III.

1.29 Potential Award

shall have the meaning set forth in Section 4.02(c).

1.30 Regulated Net Income

shall mean the total of CECONY Net Income and O & R Net Income.

1.31 Senior Officer

shall mean a Senior Vice President of CECONY who is not an Executive Officer.

1.32 Target Incentive Fund

shall have the meaning set forth in Section 4.02(a).

ARTICLE II. ELIGIBILITY

2.01	The Board of Trustees, in its discretion, from time to time, may designate and change the designation of the executives or executive position levels within the Company eligible to participate in the Plan. The Board of Directors, in its discretion, from time to time, may designate the Executive Officers eligible to participate in the Plan.

2.02	To be eligible to receive an award under the Plan for a particular year, an executive (other than an Executive Officer) must (a) have been employed by the Company during any portion of such year and (b) not later than September 30 of such year achieve an eligible position level or be designated by the Board of Trustees as eligible to participate in the Plan. To be eligible to receive an award under the Plan for a particular year, an Executive Officer, must (a) have been employed by the Company, CEI or O & R during any portion of such year and (b) not later than September 30 of such year achieve an Executive Officer position or be designated by the Board of Directors as eligible to participate in the Plan.

2.03	If a Participant retires or resigns after June 30 at age 55 with at least five years of service, he or she may receive a prorated Incentive Award based on the number of calendar months worked during the year to which such Incentive Award relates.

ARTICLE III. ADMINISTRATION

Except as otherwise provided in the Plan, all determinations in connection with the Plan shall be made by the Plan Administrator, who shall be appointed by the Company’s Chief Executive Officer and whose decisions shall be final and conclusive upon all Participants and any persons asserting any claim derived from a Participant. The Plan Administrator shall make such determinations after receiving the recommendations of the Company’s Chief Executive Officer (except as to matters relating to the participation of the Company’s Chief Executive Officer in the Plan and decisions with respect to him or her shall be made by the Board of Trustees). The Plan Administrator shall abstain from any determination under the Plan in which he or she has a personal interest, in which case such determination shall be made by the Company’s Chief Executive Officer. The Plan Administrator shall be responsible for the administration of the Plan under the direction of the Company’s Chief Executive Officer.

ARTICLE IV. DETERMINATION OF AWARDS

4.01 Incentive Percentages

Except as provided in Section 4.05, the Board of Trustees shall determine a percentage of annual salary deemed to constitute an appropriate incentive for each executive or executive position level eligible to participate in the Plan. Each such percentage is herein called an “Incentive Percentage”. The Board of Trustees may, from time to time, increase or decrease any Incentive Percentage, as the Board of Trustees may deem appropriate.

4.02 Target Incentive Fund

Except as provided in Section 4.05:

(a) At the end of each year, the annual rate of salary of each executive eligible to participate in the Plan for such year, as such salary is in effect at the end of such year, shall be multiplied by the Incentive Percentage applicable to such person at such time. The sum of such products for all executives eligible to participate in the Plan for such year is herein called the “Target Incentive Fund” for such year.

(b) For purposes of calculating the Target Incentive Fund for any year:

(1) In the case of an executive whose employment with the Company has terminated during the year, the annual salary rate of such executive in effect at the time of such termination shall be deemed to be the annual salary rate of such executive at the end of such year.

(2) Deferred compensation, at the annual rate in effect at the end of the year pursuant to an agreement between the Company and an executive, shall be considered part of such executive’s annual rate of salary at the end of such year.

(3) An executive’s annual rate of salary shall be determined without any deduction for pre-tax contributions or after-tax contributions made pursuant to the Consolidated Edison Thrift Savings Plan, the

Con Edison Flexible Reimbursement Account Plan, the Con Edison OPTIONS Program for Management Employees, or the Deferred Income Plan.

(c) The amount included in the Target Incentive Fund for any year with respect to each executive is called such executive’s “Potential Award”.

4.03 Adjusted Target Incentive Fund

Except as provided in Section 4.05:

(a) In January of each year the Board of Trustees shall determine whether award of the Target Incentive Fund for the preceding year is appropriate or whether and to what extent such Target Incentive Fund shall be reduced, eliminated entirely, or increased. The Board of Trustees may increase the Target Incentive Fund by an amount not to exceed 50 percent of the Target Incentive Fund. In making such determination, the Board of Trustees shall consider the Company’s performance during the preceding year with respect to pre-determined goals in the following three areas: 1) CECONY Net Income, 2) the CECONY Operating Budget, and 3) specific Performance Indicators. The weighting assigned to each of these three areas will be as follows: Fifty percent (50%) of the Target Incentive Fund shall be based on the Company’s performance with respect to the CECONY Net Income goal; Twenty percent (20%) of the Target Incentive Fund shall be based on the Company’s performance with respect to the CECONY Operating Budget goal, and thirty percentage (30%) of the Target Incentive Fund shall be based on the Company’s performance with respect to the Performance Indicators goal. The actual percentage in each of these three areas that shall comprise the Target Incentive Fund can range from zero to One Hundred Twenty percent (120%) of the respective areas’ weight based on the actual outcomes with respect to the goal for those areas as determined by the Board of Trustees. The Board of Trustees may consider such additional Performance Indicators as the Board of Trustees deems relevant.

(b) Notwithstanding any other provision, the Target Incentive Fund for any year in which the Company omits a dividend on its common stock, or in which the CECONY Net Income is less than ninety percent (90%) of its target, shall be reduced to zero.

(c) The Target Incentive Fund for a year, as adjusted pursuant to this Section 4.03, is herein called the “Adjusted Target Incentive Fund”.

4.04 Incentive Awards

Except as provided in Section 4.05:

(a) After the Adjusted Target Incentive Fund for a year has been determined as provided in Section 4.03, the Committee of the Board of Trustees, upon the recommendations of the Company’s Chief Executive Officer, shall make, subject to confirmation by the Board of Trustees, awards to individual Participants who are eligible to participate in the Plan based on the achievement of Company performance goals, organizational performance, and the Participant’s individual performance for such year. Such awards are herein called “Incentive Awards”.

(1) Incentive Awards shall be determined based on the following criteria:

(i) For each Senior Officer, his or her Incentive Award shall be based on the following four components weighted as indicated: fifteen percent (15%) shall be based on the Company achieving its CECONY Net Income goal; twenty percent (20%) shall be based on his or her organization achieving its budget goal; twenty-five percent (25%) shall be based on his or her organization achieving its Performance Indicators, and forty percent (40%) shall be based on his or her individual performance.

(ii) For all other Participants, except Senior Officers, his or her Incentive Award shall be based on the following four components weighted as indicated: twelve and one-half percent (12.5%) shall be based on the Company achieving its CECONY Net Income goal, seventeen and one-half percent (17.5%) shall be based on his or her Group achieving its budget goal; thirty percent (30%) shall be based on his or her Group achieving its Performance Indicators, and forty percent (40%) shall be based on his or her individual performance.

(iii) The actual percentage of the Incentive Award based on the individual performance component may range from zero to one hundred fifty percent (150%) based on the Participant’s actual performance. The actual percentage of the Incentive Award based on the remaining three components may range from zero to one hundred twenty percent (120%) based on the actual outcomes with respect to the goals for those components. As a result, a Participants actual Incentive Award may range from zero to one hundred thirty two percent (132%) of the Participant’s Potential Award.

(b) If, however, a Participant has entered into an employment agreement with the Company providing for a different basis for the determination of his or her Incentive Award under this Plan, the determination of the amount of his or her Incentive Award will be governed by the terms and conditions set forth in his or her employment agreement.

(c) The aggregate of all Incentive Awards for a year may not exceed the Adjusted Target Incentive Fund for such year.

4.05 Awards to Executive Officers

Notwithstanding the foregoing, the determination of the Incentive Award for an Executive Officer shall be in accordance with this Section 4.05 instead of Sections 4.01, 4.02, 4.03 and 4.04.

(a) The Incentive Award of an Executive Officer shall be determined based on the following criteria:

(1) The Board of Directors shall determine the Incentive Percentage for each Executive Officer eligible to participate in the Plan. The Board of Directors may, from time to time, increase or decrease any Executive Officer’s Incentive Percentage, as it may deem appropriate.

(2) Each Executive Officer’s Incentive Award will be based on three components: net income, Financial Performance and Operating Performance.

(b) For the Chairman and Chief Executive Officer, Senior Vice President and Chief Financial Officer, and General Counsel.

(1) The net income component will constitute fifty percent (50%) of the Incentive Award and the measure will be CEI Net Income.

(2) The Financial Performance component will constitute twenty percent (20%) of the Incentive Award and the component will be established in January of each Plan year by the Board of Trustees for CECONY EIP awards, by the Board of Directors of O&R for ATIP awards and the Board of Directors of the CEBs for AIP awards. The weighting applied to this component will be based on the budgeted net income of CECONY, O&R and the CEBs for such year.

(3) The Operating Performance component will constitute thirty percent (30%) of the Incentive Award and the component will be established in January of each year by the Board of Trustees for EIP awards, the Board of Directors of O&R for ATIP awards and the Board of Directors of the CEBs for AIP awards. The weighting applied to this component will be based on the budgeted net income of CECONY, O&R and the CEBs for such year.

(b) For the President and Chief Executive Officer of O&R.

(1) The net income component will constitute fifty percent (50%) of the Incentive Award and the measure will be Regulated Net Income.

(2) The Financial Performance component will constitute twenty percent (20%) of the Incentive Award and the component will be the same as the component established in January of each year by the Board of Directors of O&R for the ATIP awards.

(3) The Operating Performance component will constitute thirty percent (30%) of the Incentive Award and the component will be the same as the component established in January of each year by the Board of Directors of O&R for the ATIP awards.

(c ) For the Group President, Competitive Energy Businesses.

(1) The net income component will constitute fifty percent (50%) of the Incentive Award and the measure will be CEI Net Income.

(2) The Financial Performance component will constitute twenty percent (20%) of the Incentive Award and the component will be the same as the component established in January of each year by the Board of Directors of the CEBs for the AIP awards.

(3) The Operating Performance component will constitute thirty percent (30%) of the Incentive Award and the component will be the same as the component established in January of each year by the Board of Directors of the CEBs for the AIP awards.

(d) For The President and Chief Operating Officer of CECONY

(1) The net income component will constitute fifty percent (50%) of the Incentive Award and the measure will be Regulated Net Income.

(2) The Financial Performance component will constitute twenty percent (20%) of the Incentive Award and the component will be the same as the component established in January of each year by the Board of Trustees for the EIP awards.

(3) The Operating Performance component will constitute thirty percent (30%) of the Incentive Award and the component will be the same as the component established in January of each year by the Board of Trustees for the EIP awards.

(e) For the Senior Vice President – Business Shared Services, Senior Vice President – Enterprise Shared Services, Senior Vice President – Public Affairs, and Vice President and General Auditor

(i)	The net income component will constitute fifty percent (50%) of the Incentive Award and the measure will be Regulated Net Income.

(ii)	The Financial Performance component will constitute twenty percent (20%) of the Incentive Award and the component will be the same as the component established in January of each year by the Board of Trustees for the EIP awards and by the Board of Directors of O&R for the ATIP awards. The weighting applied to these this component will be based on the budgeted net income at CECONY and O&R for such year.

(iii)	The Operating Performance component will constitute thirty percent (30%) of the Incentive Award and the component will be the same as the component established in January of each year by the Board of Trustees for the EIP awards and by the Board of Directors of for the ATIP awards. The weighting applied to this component will be based on the budgeted net income at CECONY and O&R for such year.

(f) The actual Incentive Award for an Executive Officer may range from zero to one hundred twenty percent (120%) of the target award (i.e., a percentage of the Executive Officer’s year-end salary equal to his or her Incentive Percentage) based on the annual performance with respect to the applicable net income, Financial Performance and Operating Performance components for the Executive Officer described above.

(g) Each Executive Officer’s Incentive Award payout will be determined based upon the satisfaction of the applicable performance goals. The Committee of the Board of Directors, however, has the discretion to adjust an

Executive Officer’s Incentive Award based on a review of the performance of the Company, CEI, O&R, or a combination thereof, including financial, operating and other factors, and based upon the recommendation of the Company’s Chairman and Chief Executive Officer (except with respect to his own award). The Committee of the Board of Directors shall make, subject to confirmation by the Board of Directors, the Incentive Award to the individual Executive Officer.

(h) If, however, the Executive Officer has entered into an employment agreement with the Company, CEI or O&R providing for a different basis for the determination of his or her Incentive Award under this Plan, the determination of the amount of his or her Incentive Award will be governed by the terms and conditions set forth in his or her employment agreement.

ARTICLE V. PAYMENT OF AWARDS

5.01 Time of Payment

An Incentive Award shall be paid between January 1 and March 15 of the year following the year to which such Incentive Award relates. Participants may defer up to two-thirds of their Incentive Award into the DIP upon the terms and conditions as set forth in the DIP. Effective January 1, 2008, a Participant may defer up to 100 percent of his or her Incentive Award into the DIP upon the terms and conditions as set forth in the DIP, less any applicable withholding taxes required to be withheld pursuant to Section 6.03.

5.02 Manner of Payment

Any portion of the Incentive Award that is not deferred under the terms of the DIP shall be paid to the Participant in a single lump sum.

5.03 Posthumous Payments

If a Participant shall die before any payment to be made to the Participant under this Plan has been made, the payment shall be made to the Participant’s estate or personal representative in a single lump sum, with such posthumous payment to be made following the Participant’s death but no later than March 15 of the year following the year in which the Participant’s death occurs.

ARTICLE VI. MISCELLANEOUS

6.01 Amendment and Termination

The Company reserves the right, by action of the Board of Trustees, to terminate the Plan entirely, or to temporarily or permanently discontinue the making of awards under the Plan; and further reserves the right, by action of the Board of Trustees or the Plan Administrator, to otherwise modify the Plan from time to time; provided that no such modification, termination, or discontinuance shall adversely affect the rights of Participants with respect to Incentive Awards previously determined; and provided further, that no modification by action of the Plan Administrator shall have a material effect on the benefits payable under the Plan.

6.02 Effect of Plan

The establishment and continuance of the Plan shall not constitute a contract of employment between the Company and any employee. No person shall have any claim to be granted an award under the Plan and there is no obligation for uniformity of treatment of employees or Participants under the Plan. Neither the Plan nor any action taken under the Plan shall be construed as giving to any employees the right to be retained in the employ of the Company, nor any right to examine the books of the Company, or to require an accounting.

6.03 Withholding

The Company shall deduct from any payment under the Plan any federal, state, or local income or employment taxes that the Company, in its sole discretion, determines is required by law or governmental rule or regulation to be withheld with respect to such payment. Each Participant shall bear all expenses of, and be solely responsible for all federal, state and local taxes due with respect to any payment received under this Plan. All payments will be reported to the IRS.

6.04 Funding

All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company.

6.05 Facility of Payment

In the event that the Plan Administrator shall find that a Participant is unable to care for such Participant’s affairs because of illness or accident, the Plan Administrator may, unless claim shall have been made therefore by a duly appointed legal representative, direct that any benefit payment due the Participant, to the extent not payable from a grantor trust, be paid on the Participant’s behalf to the Participant’s spouse, a child, a parent or other blood relative, or to a person with whom the Participant resides or a legal guardian, and any such payment so made shall be a complete discharge of the liabilities of the Company and the Plan therefore. Such payment shall be made in accordance with the terms and conditions set forth in Article V.

6.06 Nonalienation

Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits.

Approved:

/S/ CLAUDE TRAHAN
Name:	Claude Trahan
Title:	Vice President, Human Resources
Date:	December 29, 2007